Exhibit 99

Contact: Stewart E. McClure, Jr., President and Chief Executive Officer (908) 630-5000

SOMERSET HILLS BANCORP
REPORTS 3rd QUARTER EARNINGS;
PRE-TAX RESULTS UP 60.8%-AFTER-TAX UP 11.5%
DECLARES CASH DIVIDEND OF $.02 PER SHARE

BERNARDSVILLE, NEW JERSEY, OCTOBER 25, 2005…Somerset Hills Bancorp (NASDAQ Capital Market: SOMH) announced that for the quarter ending September 30, 2005, the Company recorded pre-tax income of $730,000, a 60.8% increase from third quarter 2004 pre-tax income of $454,000. The Company’s net income after-tax was $457,000 in the third quarter of 2005, an 11.5 % increase from third quarter 2004 net income of $410,000. Basic and diluted earnings per share for the 3rd quarter of 2005 were $0.14, and $0.12, respectively, as compared to $0.13 and $0.11, for the third quarter 2004, respectively. For the nine month period, the Company earned income before tax of $1,590,000, a 56.5 % increase over income before tax of $1,016,000 in the same nine month period in 2004. Net income after tax for the nine month period was $1,063,000, a 12.5% increase from net income of $945,000 for the first nine months of 2004. Basic and diluted earnings per share for the nine months ended September 30, 2005 were $0.33 and $0.28, respectively, compared to basic and diluted earnings per share of $0.30 and $0.26, respectively for the same prior year period. The Company’s 2004 results benefited from the application of net operating loss carryforwards, which were exhausted in 2004.

At September 30, 2005, assets totaled $233.4 million, an increase of $46.0 million, or 24.5% over September 30, 2004 assets of $187.4 million. Somerset Hills Bank’s net loan portfolio increased to $155.8 million at September 30, 2005, compared to $122.2 million at the end of the prior year third quarter, an increase of $33.6 million, or 27.5%. Total deposits increased to $206.7 million at September 30, 2005, compared to $162.9 million at September 30, 2004, an increase of $43.8 million, or 26.9%.

        According to Stewart E. McClure, Jr., President and Chief Executive Officer, ” We are very pleased to report record earnings, particularly in such a competitive market. Our first class products and services allowed us to report strong growth in both loans and deposits. Core deposits have now reached 89% of total deposits, providing further evidence of the market’s desire for personal touch relationship based banking. Our success in growing core deposits is also evident in our net interest margin which is 4.25% for the nine months ending September 30, 2005 vs. 3.66% for the same period in 2004.”

        Somerset Hills Bancorp also declared a cash dividend of $.02 per share payable November 18, 2005 to shareholders of record as of November 4, 2005.

        Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company’s warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.

SOMERSET HILLS BANCORP
Balance Sheets
(in thousands, except for share data)

	September 30, 2005	December 31, 2004	September 30, 2004
	(unaudited)		(unaudited)
ASSETS

Cash and due from banks	$10,312	$5,085	$5,988
Federal funds sold	6,000	-	11,700

Total cash and cash equivalents	16,312	5,085	17,688

Loans held for sale	11,630	10,328	7,340
Investment securities held to maturity (Approximate market value of $7,618 in September 2005, $5,862 in December 2004
and $7,413 in September 2004)	7,582	5,847	7,388
Investment securities available- for- sale	29,386	17,484	20,946

Loans receivable	157,827	132,871	123,993
Less allowance for loan losses	(1,886)	(1,634)	(1,556)
Deferred fees	(172)	(198)	(197)

Net loans receivable	155,769	131,039	122,240

Premises and equipment,net	4,154	4,231	4,201
Goodwill, net	1,191	1,191	1,191
Bank owned life insurance	5,484	5,341	5,292
Accrued interest receivable	1,031	652	696
Other assets	844	678	403

Total assets	$233,383	$181,876	$187,385

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits;
Non-interest bearing deposits-demand	$41,946	$37,061	$31,146
Interest bearing deposits-NOW,
money market and savings	142,024	94,066	108,359
Certificates of deposit,under $100,000	15,497	16,819	16,588
Certificates of deposit, $100,000 and over	7,211	6,929	6,807

Total deposits	206,678	154,875	162,900

Federal Home Loan Bank advances	1,000	3,200	1,000
Accrued interest payable	173	88	85
Other liabilities	1,080	665	698

Total liabilities	208,931	158,828	164,683

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 shares authorized, none issued	-	-	-
*Common stock- authorized 9,000,000 shares
of no par value;issued and outstanding,
3,255,925 shares at September 30, 2005, 3,201,920
at December 31, 2004 and 3,201,920 at September 2004	24,321	23,940	23,940
Retained earnings (Accumulated deficit)	236	(827)	(1,241)
Accumulated other comprehensive (loss) income	(105)	(65)	3

Total stockholders` equity	24,452	23,048	22,702

Total liabilities and stockholders' equity	$233,383	$181,876	$187,385

*Restated to reflect 5% Stock Dividend

SOMERSET HILLS BANCORP
Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three months ended Sept. 30, 2005 (unaudited)	Three months ended Sept. 30, 2004 (unaudited)	Nine months ended Sept. 30, 2005 (unaudited)	Nine months ended Sept. 30, 2004 (unaudited)

Interest Income:

Loans, including fees	$2,663	$1,872	$7,108	$5,101
Investment securities	356	255	823	746
Federal funds sold	72	18	171	49
Interest bearing deposits with other banks	14	2	28	5

Total interest income	3,105	2,147	8,130	5,901

Interest Expense:

Deposits	877	480	2,127	1,449
Federal funds purchased	-	-	-	2
Federal Home Loan Bank advances	20	18	52	43

Total interest expense	897	498	2,179	1,494

Net interest income	2,208	1,649	5,951	4,407

Provision for loan losses	192	50	249	150

Net interest income after
provision for
loan losses	2,016	1,599	5,702	4,257

Non-Interest Income:

Service fees on deposit accounts	67	76	203	214
Gains on sales of mortgage loans,net	677	578	1,621	1,708
Loss on sale of investment securities	(2)	-	(2)	-
Other income	107	81	307	255

Total Non-Interest Income	849	735	2,129	2,177

Non-Interest Expense

Salaries and employee benefits	1,099	964	3,103	2,769
Occupancy expense	347	324	1,061	909
Advertising & business promotion	117	112	397	339
Stationery and supplies	53	45	180	145
Data processing	99	78	280	214
Other operating expense	420	357	1,220	1,042

Total Non-Interest Expense	2,135	1,880	6,241	5,418

Income before provision for taxes	730	454	1,590	1,016

Provision for Income Taxes	273	44	527	71

Net income	$457	$410	$1,063	$945

*Per share data
Net income basic	$0.14	$0.13	$0.33	$0.30

Net income diluted	$0.12	$0.11	$0.28	$0.26

*Restated to reflect 5% Stock Dividend